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Exhibit 23.5

     Report of Independent Accountants

    We have audited the accompanying balance sheet of Harley-Davidson Motorcycle Trust 2001-1 as of April 18, 2001. This balance sheet is the responsibility of the Trust's management. Our responsibility is to express an opinion on this balance sheet based on our audit.

    We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of Harley-Davidson Motorcycle Trust 2001-1 at April 18, 2001, in conformity with accounting principles generally accepted in the United States.

                      /s/ Ernst & Young

Chicago, Illinois
April 18, 2001

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Exhibit 23.5